Exhibit 10.17
AMENDMENT TO EMPLOYMENT AGREEMENT

The EMPLOYMENT AGREEMENT dated June 8, 2010, by and between Augme Technologies, Inc., a Delaware corporation, with its principal office at 43 W. 24th Street, Suite 11B, New York, NY 10010, (the “Company”) and Paul R. Arena, (“Employee”) is hereby amended as follows with the remaining provisions of the Employment Agreement remaining in full force and effect.

AMENDMENTS:

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto amend the Employment Agreement as follows:

1.	Section 6 shall be replaced to read as follows:

(i)           Incentive Stock Options. Employee shall receive options during the Term of this Agreement as determined by the Employer’s Board of Directors from time to time, subject to subsections 6(ii) and (iii) below.

(ii)           Initial Stock Option Grant.  Upon execution of this Agreement, Employee shall be granted an aggregate of 2,000,000 stock options at an exercise price of one dollar ($1.00) per share (which exercise price is not less than the closing price on the date of Board approval) for a five-year period pursuant to the Company’s standard Stock Option Agreement, and further provided that:

a.           500,000 of these stock options shall vest immediately.

b.           The remaining 1,500,000 of these stock options shall vest one-thirty sixth per month over a three-year period starting at the date of this Agreement.

(iii)           Additional ISO Grant. Upon achieving the Performance Milestone (the first $20 million in revenue), the Employer shall grant the Employee an additional 2,000,000 stock options exercisable at fair market value on the date of grant for a five-year period pursuant to the Company’s ISO Plan. These stock options shall be granted as of the end of the quarter in which the Performance Milestone is achieved.  These stock options shall vest one-thirty sixth per month over a three-year period starting at the date of the date of grant.

(iv)           Change of Control.  In the event of (A)  a merger, acquisition or sale transaction by the Company which causes a Change of Control of the Company (the “Control Change”), any stock or similar securities held beneficially by you shall automatically become fully vested.  For purposes of definition, Control Change shall mean the occurrence of any of the following events:  (i) a majority of the outstanding voting stock of the Company shall have been acquired or beneficially owned by any person (other than Parties) or any two or more persons acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding, or disposing of voting stock of the Company; or (ii) a merger or a consolidation of the Company with or into another corporation, other than (A) a merger or consolidation with a subsidiary of the Company, or (B) a merger or consolidation in which the holders of voting stock of the Company immediately prior to the merger as a class hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent; or (iii) a statutory exchange of shares of one or more classes or series of outstanding voting stock of the Company for cash, securities, or other property, other than an exchange in which the holders of voting stock of the Company immediately prior to the exchange as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity with which the Company stock is being exchanged; or (iv) the sale or other disposition of all or substantially all of the assets of the Company, in one transaction or a series of transactions, other than a sale or disposition in which the holders of voting stock of the Company immediately prior to the sale or disposition as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity to which the assets of the Company are being sold; or (B) a transaction relating to a litigation settlement, licensing fee arrangement or sale of intellectual property, then the remaining amount of unvested stock options held by you shall be immediately vested according to the following terms;

Net Amount	Percentage of Remaining
Received Company	Stock Options to be Vested

$10+ million	50%
$25+ million	100%

IN WITNESS WHEREOF, this amendment is dated as of the 7th day of September, 2010.

On Behalf of Employer

By: /s/ Shelly Meyers
Shelly Meyers, Chairperson

By: /s/ Paul Arena
Paul R. Arena, Employee